Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED & RESTATED CERTIFICATE OF INCORPORATION
OF
ALBERTSONS COMPANIES, INC.
_____________________________________________________________________________________

Pursuant to Section 242
of the General Corporation Law of the
State of Delaware
_____________________________________________________________________________________

Albertsons Companies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY

FIRST: That, in accordance with the provisions of Sections 141 and 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the following amendments to the Amended & Restated Certificate of Incorporation of the Corporation (the “Amendments”), declaring the Amendments to be advisable and calling for the submission of the proposed Amendments to the stockholders of the Corporation for their consideration thereof. The Amendments are as follows:

A. Article V of the Amended & Restated Certificate of Incorporation of the Corporation is hereby amended by replacing the fourth sentence of Article V in its entirety with the following:

“On and after the 50% Trigger Date, the authorized number of directors may be increased or decreased by the affirmative vote of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote or by resolution of the Board of Directors.”

B. Article VI of the Amended & Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Article VI in its entirety with the following:
“On or after the 50% Trigger Date, subject to the special rights of one or more series of Preferred Stock to elect directors including the rights of Investors pursuant to the Investment Agreement, any director or the entire Board of Directors may only be removed from office, either with or without cause, by the affirmative vote of a majority of the total voting power of the outstanding shares of the capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class.”

C. Article X of the Amended & Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Article X.B. in its entirety with the following:
“B. To the fullest extent permitted by law as the same exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to or repeal of this Section B of this Article X shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.”

D. Article XI of the Amended & Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Article XI in its entirety with the following:
“In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the entire Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, (i) prior to the 50% Trigger Date, in addition to any vote required by law, the adoption, amendment or repeal of the Bylaws may only be effected by ACI Control Group Approval, and (ii) on and after the 50% Trigger Date, in addition to any vote required by law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws. Notwithstanding anything in the preceding sentences, in no event shall any rights to indemnification or advancement of expenses conferred on the ACI Control Group, directors or officers by the Bylaws be amended or repealed other than prospectively with respect to actions taken on or after the date of such amendment or repeal.”

SECOND: That the Amendments were submitted for stockholder approval and that on August 6, 2026, the stockholders voted to approve the foregoing Amendments in accordance with the provisions of the Amended & Restated Certificate of Incorporation of the Corporation.

THIRD: That the Amendments were duly approved and adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: That the Amendments shall be effective immediately upon the filing of this Certificate of Amendment to the Amended & Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly signed by Susan Morris, its Chief Executive Officer, this 11th day of August, 2026.

ALBERTSONS COMPANIES, INC.
By:	/s/ Susan Morris
By:	Susan Morris
Title:	Chief Executive Officer